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                                                                      Exhibit 14

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of New England Zenith Fund on Form N-14AE of our reports dated February 12, 2003 appearing in the Annual Reports of New England Zenith Fund State Street Research Money Market Series and General American Capital Company Money Market Fund for the year ended December 31, 2002. We also consent to the incorporation by reference of such reports in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus/Proxy Statement, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 18, 2003